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                                                                     EXHIBIT 5.1

Writer's Direct Dial: (212) 225-2434

                                                               November 12, 1998

Favorite Brands International, Inc.
25 Tri-State International
Lincolnshire, IL 60069

     Re:  Favorite Brands International, Inc.--
          Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as your counsel in connection with the above-referenced Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 10-3/4% Senior Notes due 2006 (the "Exchange Notes"), to be offered in exchange for all outstanding 10-3/4% Senior Notes due 2006 (the "Initial Notes"). The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of May 19, 1998, between Favorite Brands International, Inc. (the "Company"), the subsidiary guarantors thereto and LaSalle National Bank, as trustee.

     We have participated in the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issue and delivered by the Company in exchange for an equal principal amount of Initial Notes pursuant to the terms of the Exchange and Registration Rights Agreement in the form filed as an exhibit to the Registration Statement, the Exchange Notes will be legal, valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     The foregoing opinion is limited to the law of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                       Very truly yours,

                                       CLEARY, GOTTLIEB, STEEN & HAMILTON

                                            By /s/ Christopher E. Austin
                                               --------------------------------
                                            Christopher E. Austin, a partner